EXHIBIT 10.18
                                                              -------------




                           PURCHASE AND SALE AGREEMENT


                                     Between


          Olympic Hotel L.L.C., a Washington limited liability company
                                   ("Seller")

                                       and

         CAVANAUGHS HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership
                                  ("Purchaser")



     For the Purchase of the Olympia Holiday Inn Hotel at Olympia, Washington, and associated Restaurants, Rental Space and Facilities

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered by and between Olympic Hotel L.L.C., a Washington Limited Liability Company ("Seller"), the sole manager of which is Alan M. Battersby ("Battersby") and Cavanaughs Hospitality Limited Partnership, a Delaware Limited Partnership ("Purchaser") the sole general partner of which is Cavanaughs Hospitality Corporation ("CHC"). Battersby has disclosed to Purchaser that Battersby is a licensed real estate broker. The Agreement is effective upon the date the last to sign executes and delivers this document to the other party ("Effective Date"), but is dated for reference purposes September 21, 1998.

     RECITALS
     --------
     Seller is the owner of the real property and improvements legally described in Exhibit A, which is attached to and incorporated in this Agreement by this reference. In the event Exhibit A is incomplete or inaccurate, the parties authorize the Title Company (defined below) to correct this exhibit to include all contiguous real property owned by Seller. The real property and improvements described in Exhibit A have been operated under the names and consist of the hotel and associated restaurants, bars, rental space and meeting facilities located defined in Article I under "Hotel").

     Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the Hotel and all associated assets described in this Agreement on the terms and conditions hereinafter set forth.

     Now, therefore, in consideration of the foregoing premises and the respective representations, warranties agreements and conditions herein contained, and the deposit of Fifth Thousand Dollars ($50,000) by Purchaser into the Escrow (defined below) (which, together with the additional deposit described in Section 5 below and all interest thereon, are collectively referred to as "Earnest Money" and shall be applied to the purchase price or refunded as described below), the parties hereto agree as follows:

     ARTICLE I
     ---------
     DEFINITIONS

     For the purposes of this Agreement, the following terms (in addition to terms given defined meanings elsewhere in this Agreement) shall have the meanings set forth below in this Article I.

     "CAPITAL LEASES" are Equipment Leases which are the equivalent of installment purchase agreements and which are not represented as operating expenses on the books and records of the Hotel.

     "CLOSING" and "CLOSING DATE" - shall have the meaning defined in
     Section 9.1.

     "CONSUMABLES" - shall mean all supplies, including but not limited to food and beverage, whether in use, or held in stock for future use, used in connection with the operation and maintenance of the Hotel, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, all items of personal property which are owned by Space Lessees or guests or which are not usable by Purchaser due to license or name restrictions.

     "CUT-OFF TIME" - shall have the meaning defined in Section 9.2.

     "DUE DILIGENCE REQUEST LIST" shall have the meaning defined in Section
     5.1.3.

     "DUE DILIGENCE MATERIALS" - shall have the meaning defined in Section
     5.1.4.

     "EQUIPMENT LEASES" - shall mean, to the extent transferable, the leases covering items of the type listed as Service Equipment which are not owned by Seller but are leased by Seller, and which are located in or upon the Hotel or are used or useable in connection therewith.

     "HOTEL" - shall mean the real property and improvements which have been operated under the name Olympia Holiday Inn Hotel and consist of a hotel and associated restaurants, bars, rental space and meeting facilities located at 2300 Evergreen Park Drive, Olympia, Wa 98502 described in Exhibit A which is attached to and incorporated in this Agreement by this reference.

     "HOTEL CONTRACTS" - shall mean all service, maintenance, and other contracts respecting the maintenance or operation of the Hotel.

     "IMPROVEMENTS" - shall mean all buildings and improvements on the Land.

     "INSPECTION DOCUMENTS" and "INSPECTION PERIOD" - shall mean the documents described in Sections 5.1.4 and 5.3.1 and the longest time period for Purchaser's review and inspection described in Section 5.3.

     "LAND" - shall mean the area described in Exhibit A to this Agreement.

     "MISCELLANEOUS ASSETS" - shall mean all contract rights, leases, concessions, permits, receipts, trademarks, logos, copyrights, business records, and any items of intangible personal property relating to the ownership or operation of the Hotel. In the event the seller operates real property other than the Hotel, this definition excludes assets not located in the same county as the Hotel and used in the operation of property other than the Hotel.

     "NAMES" - shall mean the name Olympia Hotel and such other names commonly used in the operation of the Hotel including without limitation the names now used with the restaurants, banquet rooms and meeting rooms in the Improvements, and together in each case with the good will appurtenant thereto. This definition excludes the name of "Holiday Inn", the franchise under which the Hotel is currently being operated or the names of any third party tenants of the Hotel.

     "OPERATING EQUIPMENT" - shall mean all china, glassware, linen, silverware and uniforms, and supplies of every kind and nature of all operating departments, including, without limitation, cleaning supplies, guest supplies, printing stationery, bar supplies, fuel, laundry supplies and brochures and promotional material whether in use, or held in stock for future use, in connection with the operation of the Hotel, which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.

     "PERMITS" - shall mean, to the extent transferable, all licenses, franchises and permits used in the operation of the Hotel, including but not limited to liquor licenses, as heretofore operated.

     "PERMITTED EXCEPTIONS" - shall have the meaning defined in Section
     3.1.

     "PROPERTY" - shall mean all of the real, personal and intangible property referred to in Article II.

     "SERVICE EQUIPMENT" - shall mean all fixtures, furnishings, fittings, equipment, machinery, apparatus, vehicles, appliances and articles of personal property of every kind whatsoever used or usable in connection with any present or future operation of all or any part of the Hotel, including without limitation all elevators, escalators, boilers, furnaces, heating, ventilating and air-conditioning systems and equipment, office furniture and equipment (including safes, cash registers and accounting, duplicating and communication equipment) and specialized hotel equipment (including equipment usable in the operation of kitchens, laundries, meeting and banquet rooms, clubs, rental spaces, dry-cleaning facilities, bars and cocktail lounges), electrical equipment (including refrigerators, radios, television and lighting equipment), fire prevention and extinguishing apparatus, telephone system, pictures and ornaments, which are on hand as of the date hereof, subject to such depletion and including such replacements as shall occur or be made in the normal course of business; excluding, however, all items of personal property which are owned by Space Lessees or guests.

     "SPACE LEASES" - shall mean all leases, subleases, licenses, concessions and other occupancy agreements, written or oral, whether or not of record, for use or occupancy of any portion of the Hotel; and "Space Lessees" shall mean the tenants or occupants thereunder. These terms do not include rental of hotel rooms.

     ARTICLE II
     ----------
     PURCHASE AND SALE

     Upon the terms, conditions, representations and warranties herein set forth, Seller hereby agrees to sell the following properties, rights and interests (sometimes hereinafter referred to collectively as "Property") to Purchaser, and Purchaser agrees to purchase the Property from Seller:

     2.1    HOTEL - the Hotel, Land and the Improvements;

     2.2 ADDITIONAL PROPERTY - all of Seller's right, title and interest in and to the Names, Hotel Contracts, Space Leases, Permits, Equipment Leases, Service Equipment, Consumables, Operating Equipment, and all other Miscellaneous Assets.

     ARTICLE III
     -----------
     TITLE AND EXCEPTIONS TO TITLE

     3.1    TITLE:   Seller shall sell and convey good and marketable title
            to the Property (and good record title by full warranty deed to so much thereof as shall constitute real property under the laws of the state in which any of the Property is located) to Purchaser subject only to the following matters ("Permitted Exceptions"):

            3.1.1 LIENS, ETC. All liens for real estate taxes, water and sewer charges, provided they are not delinquent and are prorated as of Closing.

            3.1.2 LAWS, ETC. All present laws, ordinances, codes, restrictions and regulations of all governmental authorities relating to building and/or zoning.

            3.1.3 SPACE LEASES. All terms and conditions of all Space Leases delivered to Purchaser by Seller at the beginning of the Inspection Period and for which estoppel certificates are received from the tenants prior to Closing affirming such Space Leases are in full force and effect, without offsets and without any claim of default.

            3.1.4 APPROVED HOTEL CONTRACTS. All terms and conditions of the Hotel Contracts approved by Purchaser for assumption by Purchaser during the Inspection Period.

            3.1.5 EASEMENTS. Utility easements of record approved by Purchaser during the Inspection Period.

            3.1.6 APPROVED EQUIPMENT LEASES. The Equipment Leases approved by Purchaser for assumption during the Inspection Period.

            3.1.7 TITLE COMMITMENT EXCEPTIONS. All defects in title contained in the Title Commitment described in section
                     3.2 below accepted by Purchaser utilizing the procedure described in section 3.2 below.

     3.2 TITLE COMMITMENT EXCEPTIONS. Immediately upon execution of this Agreement, Seller shall furnish Purchaser with commitment for an ALTA Standard Form Owner's Policy of Title Insurance insuring title in Purchaser to the Property in the amount of the Purchase Price, together with legible copies of all documents referred to therein ("Title Commitment") issued by First American Title Insurance Company, National Accounts Office, attn: David Stuczynski, (800-526-7544; Fax:
            206-448-6348) 2101 Fourth Ave, Suite 712 Seattle, WA 98121
            ("Title Company"). Purchaser shall give Seller written notice within 10 days following delivery to Purchaser of the Title Commitment and legible copies of all documents referred to therein of Purchaser's objection to any title exception.
            Seller shall, within 5 days following receipt of any such objection, notify Purchaser whether Seller shall remove such exception at or prior to Closing. Purchaser shall, within 5 days of Seller's responsive notice, provide Seller with written notice of whether Purchaser will accept Seller's position or terminate the transaction. Failure to provide notice within the preceding time frames shall be treated as rejection of the Title Commitment exceptions or rejection of the position stated in the notice from Purchaser or Seller. The preceding procedure shall not apply to monetary encumbrances totaling less than the total Purchase Price, which shall be paid in full at Closing by Seller. At the sole discretion of Purchaser, if the Property shall, at the time of Closing, be subject to any title exceptions which would be grounds for Purchaser to reject title hereunder, Purchaser may, instead of exercising its other rights under this Agreement, elect to waive such defect in title and close and, in the case of any monetary encumbrance or charge, offset the amount of the monetary encumbrance or charge against any amounts payable to Seller.

     ARTICLE IV
     ----------
     PURCHASE PRICE

     4.1 AMOUNT. The purchase price payable by Purchaser to Seller for the Property shall be calculated by applying an 11.65 % capitalization rate to the Property's earnings before interest, federal income taxes, depreciation and amortization ("EBITDA") for the annualized trailing eleven months ending September 30, 1998 calculated based upon generally accepted accounting principles with a 3% management fee, 4% capital expenditure allowance and Holiday Inn franchise expenses deducted to reach the EBITDA line ("Purchase Price"). The trailing eleven months ending September 30, 1998 will be annualized by counting the month of September 1998 twice. Seller shall provide Purchaser, as part of the Due Diligence Materials, with all currently available information required to make the calculation of the Purchase Price; and will supplement that information with all financial information for the month of September required to calculate the Purchase Price as that information becomes available, with the last of the information to be provided not later than October 15, 1998. Purchaser shall have the Inspection Period within which to audit the financial information and confirm the calculation of the Purchase Price.

     4.2 METHOD OF PAYMENT. Purchaser shall pay the Purchase Price as follows:

            4.2.1 EQUIPMENT LEASES. Purchaser shall receive a credit against the Purchase Price at Closing in the amount of the unpaid balances of the Capital Leases. In the event that Seller has not, at or prior to Closing, purchased the equipment covered by any other Equipment Leases, Purchaser shall receive a credit against the Purchase Price at Closing in the amount required to purchase the equipment covered by any other Equipment Leases. Notwithstanding the foregoing, Seller will not be required to payoff and Purchaser will either assume or payoff (without a credit against the Purchase Price) the leases on three signs, one each of which is located at the main entry, the entry canopy and the rear of the Hotel.

            4.2.2 CASH AT CLOSING. Unless Seller elects to exercise the right described in section 4.2.3 below, the balance of the Purchase Price shall be payable all cash at Closing (against which shall be credited the Earnest Money deposited with Escrow by Purchaser in part consideration for this Agreement).

            4.2.3 OPTION TO RECEIVE PARTNERSHIP UNITS. Seller shall have the right to elect to receive up to Two Million Dollars ($2,000,000) of the Purchase Price in the form of units of limited partnership interest in Purchaser ("Unit(s)") in lieu of cash. Seller's right described in the preceding sentence is contingent upon the following occurring on or before November 1, 1998:

                     x) Seller irrevocably electing, by written notice to Purchaser, the dollar value if any which Seller will receive in Units in lieu of cash; and

                     y) Purchaser and Seller agreeing in writing on the form and timing of all documents to be executed to accomplish the transfer of Units to Seller in lieu of cash.

                     Failure to accomplish both of the preceding preconditions shall result in the Purchase Price being paid in cash. In order to facilitate accomplishing both preconditions, Purchaser shall provide Seller, within five business days of the Effective Date of this Agreement, the form of the following documents:
                     a) Agreement of Limited Partnership of Purchaser, as currently amended (Seller understands that seller has no right to amend the Limited Partnership Agreement),
                     b) Contribution Agreement, c) Amendment to Limited Partnership Agreement adding Seller as a Limited Partner, d) Registration Rights Agreement, and e) Reimbursement Agreement (if Seller wishes to utilize such agreement). The value of each Unit for purposes of determining the number of Units to be transferred shall be calculated at Closing based upon the average of the daily market price of the common stock of CHC (trading symbol CVH) on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding Closing. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. Seller is not entering into this Agreement based on any representation or warranty by Purchaser or CHC as to the future market price of CHC stock or any tax or other perceived advantage of receiving Units in lieu of cash.


     ARTICLE V
     ---------
     REPRESENTATIONS AND WARRANTIES OF SELLER; INSPECTION PERIOD

     5.1 REPRESENTATIONS AND WARRANTIES Subject only to the exceptions and qualifications set forth in this Agreement, Seller represents and warrants to Purchaser that the following statements are true:

            5.1.1 ORGANIZATION AND STANDING To the best of Seller's knowledge, and with the sole exceptions of those items for which Seller provides written notice to Purchaser at the initial delivery of Due Diligence Materials, Seller has all requisite power and authority to own, lease and/or operate the Property and to carry on the businesses as now being conducted, is in compliance in all respects with all laws, regulations and requirements applicable to the operation of the Property, and has no knowledge of any claim of violation of any such laws, regulations and requirements.

            5.1.2 AUTHORITY. This Agreement constitutes a valid and legally binding obligation of Seller. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will, as of Closing, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which Seller or any entity controlled by Seller is a party or by which they or any of their properties or assets may be bound or violate any order, injunction, decree, statute, rule or regulation applicable to either of them or any of their assets or properties. Seller is solely responsible for and shall hold Purchaser harmless from any "breakage" fee or damages resulting from termination of any existing franchise agreement.

            5.1.3 FINANCIAL STATEMENTS. Immediately upon execution of this Agreement Seller, using the procedure described in section 5.3.1, Seller shall furnish Purchaser with copies of the financial information requested in the Cavanaughs Due Diligence Request List, which is attached to and incorporated in this Agreement by this reference as Exhibit C ("Due Diligence Request List") (or make the materials available at the Hotel if so indicated on the Due Diligence Request List). To the best of Seller's knowledge and belief, the financial information provided by Seller fairly present in all material respects the consolidated financial condition and results of operations of Hotel utilizing generally accepted accounting procedures. Seller shall deliver to Purchaser's accounting firm, at the time of any audit of the last complete calendar year financial statements of the Property performed following Closing at Purchaser's expense, the representation letter in the form attached to this Agreement as Exhibit B.

            5.1.4 ACCURATE INFORMATION. Immediately upon execution of this Agreement, Seller will furnish to Purchaser (utilizing the procedure described in section, 5.3.1) with true and correct copies (including all amendments thereto and modifications thereof) of the documents described in the Due Diligence Request List (which information shall be updated throughout the Inspection Period and immediately prior to Closing in the format normally produced by Seller) which are within the possession or control of or accessible to Seller and which are discoverable by the Seller after diligent search ("Due Diligence Materials"). Seller warrants, to the best of its knowledge, that the information provided to Purchaser in response to the Due Diligence Request List is accurate and complete and that there are, to the best of Seller's knowledge, no agreements with any entity, individual person or group which are material to the operation of the business of the Hotel heretofore conducted or to the value of the Property except as provided to Purchaser pursuant to this paragraph.

            5.1.5 AGREEMENTS IN FORCE AND EFFECT. To the best of Seller's knowledge, all documents identified in
                     Section 5.1.4 are valid and in full force and effect, and to the best of Seller's knowledge no party has breached any material condition or provision thereof and is not in default in any material respect under the terms thereof except as is disclosed in writing by Seller to Purchaser at the time of the initial delivery of the Due Diligence Materials.

            5.1.6 ABSENCE OF ADVERSE FACTORS OR CHANGE. There has not been, or Seller has not, as the case may be:

                     (i) any material adverse change in the condition (financial or otherwise) assets, liabilities, earnings or business of Seller within the past 12 months;

                     (ii) acquired knowledge of any event directly relating to the physical condition of the Hotel which threatens materially to disrupt, prevent or impair the conduct of the business of the Hotel; or

                     (iii) conducted the business of the Hotel otherwise than in the ordinary course, except as otherwise expressly provided in this Agreement.

                     Purchaser acknowledges that Seller has informed Purchaser of the termination of the Holiday Inn franchise for the Hotel on or before Closing.

            5.1.7 GOVERNMENT REPORTS AND RETURNS. To the best of its knowledge, Seller has filed in a timely manner, all reports and returns relating to any of the Property required to be filed by any applicable law or governmental regulation, except such reports and returns the late filing of which (or the failure to file which) would not have a material and adverse effect on the conduct of the business of the Hotel.

            5.1.8 SELLER'S OBLIGATIONS PAYMENTS. All payments due and payable under the Hotel Contracts, Equipment Leases, wages and benefits of employees, Permits and Space Leases and encumbrances on the Property ("Seller's Obligations") have been paid to date, and Seller covenants that Seller's Obligations will be paid through the Closing.

            5.1.9 NAMES. Seller represents and warrants that, to the best of Seller's knowledge, there is no litigation, claim or assertion, pending or threatened, which challenges the validity of or Seller's title to or right to use any Names.

            5.1.10 ABSENCE OF LITIGATION AND LIENS. All Property to be transferred to Purchaser hereunder will be free of all liens and encumbrances, except the Permitted Exceptions, on the Closing Date. There is and shall at Closing be no pending litigation against the Seller which involve a claim against the Property. To the best of Seller's knowledge and belief there are no assessments pending which would constitute a lien or charge against the Property on the Closing Date, other than non-delinquent real or personal property taxes.

            5.1.11 HAZARDOUS SUBSTANCES AND CODE REQUIREMENTS. To Seller's knowledge, and except as specifically disclosed to Purchaser in writing at the time of initial delivery of the Due Diligence Materials (which writing shall in turn refer to any environmental assessment known to Seller), the Property has never been used for the production, storage, deposit, or disposal of toxic, dangerous, or hazardous substances, pollutants, or contaminants, including without limitation, petroleum products or asbestos or PCB's or any substance designated as hazardous by Federal or State or local law or regulation ("Hazardous Substances"), and no such Hazardous Substances have ever been placed or located upon the Property, which, if found upon the Property, would subject the owner of, or any person holding a mortgage of or other security interest in, the Property ,to any damage, penalties, or liabilities under any applicable Federal, State or local statutes, ordinances or regulations. Seller warrants, except as disclosed as described in the preceding sentence, that the Property does not contain any Hazardous Substances as of Closing ("Existing Hazardous Substances") placed upon or released into the Property during the period of Seller's ownership or control other than in full compliance with all applicable laws, rules, and regulations. Seller represents and warrants that as of the date hereof, except as provided to Purchaser at the time of initial delivery of the Due Diligence
                     Materials: (a) it has not received notification of any kind from any regulatory agency stating that the Property is or may be targeted for a federal or state Hazardous Substances cleanup or may be contaminated with any Hazardous Substances or is currently in violation of any applicable zoning, building, safety or accessibility law or regulation and (b) Seller has no knowledge of any release of any Existing Hazardous Substances or that the Property is currently in violation of any applicable zoning, building, safety or accessibility law or regulation. Seller shall indemnify and hold Purchaser harmless from and against any and all loss, damage, claims, penalties, liabilities, suits, costs, and expense (including, without limitation, cost of remedial actions or cleanup), suffered or incurred by Purchaser arising out of Existing Hazardous Substances released into the Property during the period of Seller's ownership or related to the breach of the foregoing representations and warranties, which amounts Purchaser shall be entitled to offset against any payments next falling due under any amounts owing to Seller by Purchaser.

            5.1.12 CONDITION OF PROPERTY. To the best of Seller's knowledge, except to the extent disclosed by Seller to Purchaser in writing at the initial delivery of the Due Diligence Materials, the Hotel is constructed substantially in accordance with the plans and permits under which it was authorized and is free of any material physical or mechanical defects; there is legal access to the Land at all points being used for such access at the time of this Agreement, and all streets, roads, highways, and avenues adjoining any part of the Land have been dedicated to the proper municipal authority, and such municipal authority has the responsibility to maintain the same and the same are open for public use; Seller has all appropriate licenses, permits, easements, and rights of way necessary to ensure adequate vehicular and pedestrian ingress and egress, and no additional easements are required for access to the Improvements or in connection with the location of any utilities with respect to the current uses of the Improvements; there are not presently pending any public improvement assessment proceedings, condemnation, or zoning actions against the Land, or any part thereof, nor is Seller aware of any such proceedings or actions being threatened; there are no encroachments, boundary problems, prescriptive or adverse interests affecting the Land or Improvements; and there are no fixtures, facilities, utilities, heating, air conditioning, plumbing, electrical, or other systems, equipment, structures, or improvements of any kind whatsoever, including without limitation driveways and parking areas, which benefit the Property and which encroach upon or are shared in common in any way whatsoever with any other real property. Material defects shall mean any defect that impairs the structural integrity of the Improvements, the air, soil, or water quality, or the availability of utility services relating to the Improvements, or the use of the Improvements.

            5.1.13 EMPLOYEE AGREEMENTS. There are no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees which would affect the transfer of Property contemplated by this Agreement or require Purchaser to continue any employment or compensation arrangement with any person. Purchaser acknowledges that Seller has advised Purchaser that there are three labor unions with which Seller is in varying stages of negotiation for collective bargaining agreements for four bargaining units at the Hotel. Seller will deliver the prior collective bargaining agreements and the current proposals for renegotiating those agreements to Purchaser at the initial delivery of the Due Diligence Materials. Seller will continue to negotiate those agreements during the course of the Inspection Period and will keep Purchaser fully informed. Seller may complete such negotiations on its own behalf up to the time at which Purchaser waives its contingencies to purchase, at which time Seller will suspend such negotiations until Purchaser completes Closing. After Closing, Purchaser shall have no obligation under such collective bargaining agreements other than to negotiate in good faith with any bargaining unit for which Purchaser hires more than one-half of the members of the bargaining unit. Except as specified above, Seller has no commitment to create any of the above-referenced plans nor will they do so while this Agreement is in effect. As of the Closing, Seller shall terminate all employees in the operation of the Hotel. Purchaser represents to Seller that Purchaser will offer employment to the minimum percentage of the number of employees then normally employed at the Hotel as of the date of Closing as would be required to prevent this transaction triggering the provisions of the WARN Act, but is not otherwise required to, hire some or all such employees in connection with Purchaser's operation of the Hotel. Seller shall be responsible for all salaries, taxes, benefits, and vacation (including accrued but unused vacation) for all employees up to the Closing date.

            5.1.14. NON-FOREIGN STATUS. Seller is not a "foreign person" (i.e., a nonresident alien individual or foreign corporation) within the meaning of Section 897(a) of the Code. At Closing, Seller will furnish Purchaser, in accordance with Code Section 1445 and the Regulations thereunder, with an affidavit stating, under penalty of perjury, that Seller is not a "foreign person," and stating Seller's taxpayer identification number.

     5.2 LIMITATION ON SELLER'S REPRESENTATIONS AND WARRANTIES. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof the physical condition, income, expenses or operation thereof, the uses which can be made of the same or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Space Leases. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, financial statements pertaining to the operation of the Hotel or any other information respecting the Property furnished by Seller or any employee, agent, consultant or other person representing or purportedly representing Seller; and that the Property is being purchased "AS IS WHERE IS" with the exception of those representations and warranties expressly set forth in this Agreement and the transfer documents delivered at Closing. All representations and warranties of Seller contained in this Agreement shall survive closing and the delivery of the transfer documents at Closing.

     5.3    INSPECTION PERIOD.

            5.3.1 PURCHASER'S INSPECTION AND WAIVER. Purchaser shall have 40 days after the later of the Effective Date or delivery by Seller to Purchaser of the last of the Due Diligence Materials ("Inspection Period") within which to inspect the Property and review the Due Diligence Materials to determine whether the Property in its current status is suitable, in the exercise of the sole business judgment discretion of Purchaser, for the purposes of Purchaser, which inspection may, at Purchaser's discretion and cost, include environmental assessments. Purchaser shall only use the Due Diligence Materials for the purpose of evaluating the Property, as opposed to any competitive use, and shall restrict access to the Due Diligence Materials to those persons required to evaluate the Property. This Agreement shall terminate, the Earnest Money shall be refunded to Purchaser, and all responsibilities of the parties to one another shall terminate unless, prior to the end of the Inspection Period, Purchaser notifies Seller that Purchaser has determined to its satisfaction the Property can be used for these purposes to Purchaser's satisfaction ("Waiver Notice").

                     The start date of the Inspection Period shall be established as follows: Seller shall deliver (or make available at the Hotel if so provided in the Due Diligence Request List) all Due Diligence Materials to Purchaser within five business days of the Effective Date, or such earlier date as Seller can accomplish, together with a listing of the materials furnished and a written certification to Purchaser that such delivery constitutes all of the Due Diligence Materials except materials which, to the best of Seller's knowledge, do not exist or cannot be obtained by Seller. Purchaser will notify Seller within 48 hours of receipt of the materials, list and certification described in the preceding sentence if any of the materials listed are not in fact delivered. Within 48 hours of the notice described in the preceding sentence, if any is given, Seller shall deliver a supplemental list and certification and materials (if any) to Purchaser. The Inspection Period will begin on the date of the initial delivery of Due Diligence Materials unless additional materials are in fact delivered at the time of the supplemental certification, if any, in which event the Inspection Period will begin on the delivery of the supplemental materials. In the event Seller discovers additional Due Diligence Materials after the certifications and deliveries described in the preceding sentences, Seller shall immediately deliver such materials together with a supplemental certification.

                     Immediately upon execution of this Agreement, Seller shall provide Purchaser with continuing access to the Property and complementary guest rooms (on a space available basis) for Purchaser's inspection personnel to complete such inspections and reports as Purchaser may elect, provided they shall be conducted without disruption of the operation of the Hotel and at Purchaser's sole expense and Purchaser shall indemnify Seller against any physical damage to the Property or claim resulting from negligent or unlawful actions by Purchaser or Purchaser's agents arising out of Purchaser's inspection activities. To facilitate this inspection, Seller shall have its onsite staff complete, to the best of their knowledge and ability, and deliver to Purchaser within five business days of the Effective Date, the Facility Inspection Questionnaire which is attached to and incorporated in this Agreement by this reference as Exhibit D.

     ARTICLE VI
     ----------
     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents to Seller that the following statements are true:

     6.1 ORGANIZATION AND STANDING Purchaser is duly organized and in good standing in the state of its formation. Purchaser, at Closing, will be duly organized, validly existing and in good standing under the laws of the State in which the Property is located and will have all requisite power and authority to own, lease and/or operate the Property after the Closing and to carry on the businesses thereat as now being conducted.

     6.2 AUTHORITY Purchaser has full power to carry out the transactions provided for in this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated herein have been duly and validly authorized by all necessary Corporate action on its part, and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and similar laws and by equitable principles generally. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its assets or properties.


     ARTICLE VII
     -----------
     CONDUCT OF BUSINESS PRIOR TO CLOSING

     Seller agrees that, between the date of this Agreement and the Closing Date, Seller will operate the Hotel and the business of the Hotel in substantially the same manner as conducted prior to the date hereof. Purchaser correspondingly will use its best efforts to effect continuity of operations between the date of this Agreement and the

     Closing. Without limiting the generality of the foregoing, Seller agrees that between the date of this Agreement and the Closing Date:

     7.1 NOTICE OF CHANGE. Seller will notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing which would make any of the representations and warranties in Section 5 untrue in any material adverse respect if such representations and warranties had been given as of the date on which Seller becomes aware of any such transaction or occurrence.

     7.2 SPACE LEASES Seller will not, without the prior written consent of Purchaser, which consent Purchaser agrees not unreasonably to withhold or delay, modify or amend any Space Lease or cancel or renew any existing Space Lease or enter into any new Space Lease. If Purchaser fails to respond to a request for the consent referred to in the preceding sentence within five business(5) days after its receipt of such request, it shall be deemed to have so consented. Subject to this
            Section 7.2, Seller agrees to notify Purchaser of any modification, amendment or cancellation of any existing Space Lease and of Seller's entry into any new or renewal Space Lease whether or not Purchaser's consent is required under the provisions of this Section 7.2, and Seller agrees to furnish Purchaser with a copy of any new or renewal Space Leases entered into after the date of this Agreement.

     7.3 HOTEL CONTRACT AND EQUIPMENT LEASES. Seller will not enter into any new Hotel Contracts or Equipment Leases, or renew or amend any existing Hotel Contracts or Equipment Leases at an annual expenditure under any such new or renewal Hotel Contract or Equipment Lease at a rate exceeding the rate currently prevailing under the existing Hotel Contract or Equipment Lease for the corresponding service or product without the written consent of Purchaser which Purchaser may withhold at its discretion. Seller agrees to notify Purchaser of any proposed renewal, modification, amendment or cancellation of any existing Hotel Contract or Equipment Lease and to furnish Purchaser with a copy of any proposed, new or renewal Hotel Contract or Equipment Lease prior to execution.

     7.4 ENCUMBRANCES. Seller agrees that no borrowings or hypothecation which would encumber the Property or any part thereof after the Closing shall be made without the prior written consent of Purchaser, which consent may be withheld at Purchaser's absolute discretion.

     7.5 BOOKING BUSINESS. Seller shall continue to accept booking contracts and reservations for the Hotel's facilities in accordance with past practices, at not less than standard rates for the Hotel.

     7.6 INSURANCE. Seller shall keep in full force and effect through the Closing all the existing fire and extended coverage and other insurance policies.

     7.7 GOODWILL AND BUSINESS. Seller shall use its best efforts to preserve intact the good will of the Hotel and the Names with its existing clientele and to preserve its business relationships with all wholesalers, suppliers, or other parties with whom it has an existing business relationship.

     7.8 MAINTENANCE AND REPAIR. Seller shall make, at its sole cost and expense, whatever repairs and replacements may be necessary to maintain and keep the Property in its present state of repair (ordinary wear and tear and casualty excepted).


     ARTICLE VIII
     ------------
     ADDITIONAL AGREEMENTS

     8.1 TITLE INSURANCE. Title exceptions will be handled as described above.

     8.2 ASSIGNMENTS OF SERVICE EQUIPMENT, PERMITS. Seller shall execute all applications and instruments required in connection with the transfer to Purchaser of all Service Equipment and all transferable Permits in order to effect such transfer on the Closing under this Agreement. All government charges incurred in connection with said transfers shall be paid by Purchaser. Seller will use its best efforts to keep all existing Permits in force, and to renew any of the same which expire prior to the Closing. In the event that any Permit is suspended or revoked, Seller shall promptly notify Purchaser of that fact, and Seller, at its sole cost and expense, shall use its best efforts to have the Permit reinstated without limitation or conditions.

     8.3 APPLICATIONS FOR PERMITS. Seller agrees to cooperate with Purchaser in any way reasonably requested, in Purchaser's efforts to have issued to it, on the Closing Date, all non-assignable Permits required for the operation of the Hotel.

     8.4 RECORDS. Title to and possession of all records, documents and papers of every kind and nature pertaining to the Property and the operation of the Hotel relating to the period of time prior to the Closing shall be transferred to Purchaser and included in the Bill of Sale described below. Purchaser shall either deliver copies to Seller or make access available to Seller to the records which Seller may reasonably require for use in connection with tax records or other reports following Closing.

     8.5 COOPERATION. Seller and Purchaser will cooperate with each other in every way and will exercise their best efforts in carrying out the transactions contemplated herein, in obtaining all required approvals, authorizations, and clearances, and in delivering all documents, instruments, or copies thereof or other information deemed necessary or useful by the other party.

     8.6 ITEMS NOT INCLUDED IN PURCHASE AND SALE. It is expressly understood between the parties hereto that the following items are not included in the "Property" under Article II hereof, and, accordingly, are not included in this sale and purchase, except to the extent specifically indicated below:

            8.6.1 BANK ACCOUNTS. All cash on hand or on deposit in banks or in transit for deposit for the account of Seller.

            8.6.2 OTHER EXCLUDED INTANGIBLES. All (i) prepaid insurance premiums and other prepaid items, (ii) deposits with utilities, insurance deposits and other similar deposits (except that any deposit for rooms or use of facilities or contracts for use of facilities or made under terms of any Space Leases shall be transferred to Purchaser subject to the rights of the depositor).

     8.7 ACCOUNTS RECEIVABLE AND PAYABLE. The parties agree that the operating revenues of the Hotel shall be prorated as of the Cut-off Time. Accordingly, all Hotel accounts receivable, including without limitation, all credit and charge card receivables, ("Receivables") occurring prior to the Cut-off Time shall be the property of Seller. All Receivables occurring subsequent to the Cut-off Time shall be the property of Purchaser. Except for obligations expressly approved by Purchaser to be assumed by Purchaser during the Inspection Period and except for the prorations at Closing described in this Agreement, all accounts payable arising prior to Closing are the sole responsibility of Seller. Purchaser assumes no liability for collection of Receivables of Seller except to report accurately and remit to Seller any payment of a Receivable of Seller that comes to Purchaser.

     8.8 COLLECTIONS OF ACCRUED RENT UNDER SPACE LEASES. If at the Closing there are any past due rents owing to Seller under any Space Leases, said amounts shall be considered a Receivable of Seller.

     8.9 CONSUMABLES. All Consumables which are useable by Purchaser (excluding any Consumables prohibited for use by reason of the termination of any franchise/license agreement) as of the Cut-off Time shall be inventoried at the Cut-off Time by Purchaser and Seller and are included in the purchase at no additional cost. The amount of Consumables located in or issued to the operating departments in the Hotel will be substantially at the same levels as have heretofore been maintained in connection with the operation of the Hotel, which shall be presumed to be a 30 day supply for all Consumables except food and beverage supplies, which shall be at the normal inventory levels the Hotel has maintained for food and beverage supplies.

     8.10   POST CLOSING ASSISTANCE AND ARRANGEMENTS.

            8.10.1 SELLER'S ASSISTANCE AFTER CLOSING. For a period of sixty (60) days following the Closing, Seller shall at reasonable times and upon reasonable notice provide Purchaser's representatives with such information and assistance as shall be reasonably required in order for them to familiarize themselves with the Hotel operations.

            8.10.2 DELIVERY OF DOCUMENTS AFTER CLOSING; INSTRUMENTS OF FURTHER ASSURANCE. Following the Closing, Seller agrees, on request of Purchaser, to execute and deliver to Purchaser such further instruments in writing as may be reasonably required to complete or evidence the transaction provided for and Purchaser shall, on request, execute and deliver like instruments to Seller.


     ARTICLE IX
     ----------
     CLOSING

     9.1 CLOSING. The Closing for the consummation of the transactions contemplated by this Agreement ("Closing"), including the sale and purchase of the Property, shall, unless another date and/or place is agreed to in writing by the parties hereto, take place at the Title Company ("Escrow"), on the date ("Closing Date") which is on or before the Monday which is 15 days after the Waiver Notice described in Section 5.3, or earlier at Purchaser's election. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Upon completion of the Closing, Purchaser shall immediately be entitled to actual and be charged with constructive possession of the Property, and all risk of loss with regard thereto shall pass to Purchaser.

     9.2 CUT-OFF TIME. The Cut-off Time shall be as of 11:59 p.m. on the day preceding the Closing Date, except that Seller shall receive the income and shall be charged for the expenses attributable to the restaurants, bar facilities or room service up to 2:00 a.m. on the Closing Date.

     9.3 CLOSING STATEMENTS. At the Closing, Escrow shall deliver a Preliminary Closing Statement setting forth in reasonable detail prorations required under Article X based upon such preliminary audits and inventories as they have made up to the Closing Date. Within thirty (30) days following the Closing Date, Escrow shall deliver a Final Closing Statement setting forth the final determination of the adjustments and prorations; PROVIDED, HOWEVER, that no adjustment shall be made for any item included in the Preliminary Closing Statement if the said item has been approved by Purchaser prior to the Closing. A payment to cover any changes as a result of such Final Closing Statement will be made by Seller or Purchaser, as the case may be, within five (5) days after the receipt of such Final Closing Statement.

            In the event that, at any time within ninety (90) days after the Closing, either party discovers any item which should have been included in the Final Closing Statement but was not included for any reason, then such item shall be adjusted in accordance with this Agreement as if its existence had been known at the time of the preparation of the Final Closing Statement.


     ARTICLE X
     ---------
     CLOSING ADJUSTMENTS; OTHER CLOSING MATTERS

     10.1 CLOSING ADJUSTMENTS. On the Closing Date the following items shall be apportioned between Purchaser and Seller as of the Cut-Off Time:

            10.1.1 RENTS AND OTHER REVENUE. All Hotel revenues, including percentage rents (if any) as and when collected; PROVIDED, HOWEVER, that in connection with the preparation of the Preliminary Closing Statement, as provided in Section 9.3, any percentage rentals under any Space Lease shall be estimated to the Cut-off Time on the basis of sales, receipts or profits for immediately preceding fiscal periods, and an adjustment shall be made based upon actual figures, if available, or again upon recently completed fiscal periods for the purpose of making a final estimate of the amounts of such percentage rentals in connection with the preparation of the Final Closing Statement as provided in Section 9.4. Guest room revenues for the night immediately prior to the Closing Date shall be divided equally between Seller and Purchaser by dividing the statement presented to the guest into two statements, one on behalf of Seller and one on behalf of Purchaser;

            10.1.2 TAXES, LEVIES, ETC. Real estate taxes and personal property taxes, if any, levied or imposed upon the Property on the basis of the fiscal year for which assessed;

            10.1.3 WATER CHARGES. Unmetered water charges on the basis of the fiscal year;

            10.1.4 UTILITIES. Charges and fees due under telephone contracts and contracts for the supply of heat, water, steam, electric power, gas and lighting or sewer; it being further agreed that all deposits (including interest actually accrued) made by Seller as security under any such public service contracts (or any other contracts being assumed by Purchaser hereunder) shall be assigned to Purchaser and credited to Seller;

            10.1.5 TENANT CHARGES. Charges due Seller for electric power, steam or other utilities, submetering fees, charges for chilled water and other charges for services furnished to Space Lessees to the extent not adjusted pursuant to Section 10.1.1;

            10.1.6 HOTEL CONTRACTS AND EQUIPMENT LEASES. Charges and receipts under all Hotel Contracts and Equipment Leases;

            10.1.7 PERMIT CHARGES AND FEES. Purchaser shall pay all transfer or application fees for transferable Permits;

            10.1.8 PAYMENTS TO OR FOR EMPLOYEES. Employees' wages (including without limitation federal withholding and employment taxes, and all state and local taxes, if any, required to be collected by employers on personnel working at the Hotel) vacation pay and other amounts payable under any Seller's Obligations (in accordance with the terms thereof) and payroll expenses shall be paid by Seller.

            10.1.9 OTHER ADJUSTMENTS. Such other items as are provided for in this Agreement including but without limitation all cash in house banks, the deposits under the Space Leases, and advance payments under booking arrangements.

     10.2 EXCISE TAXES. Seller agrees to pay at the Closing any applicable real estate excise tax. Purchaser shall pay any personal property transfer/sales taxes imposed by law on Purchaser.

     10.3 CLOSING COSTS AND TITLE INSURANCE. Purchaser and Seller shall each pay one-half of the applicable escrow fees and recording costs. Seller shall pay the costs of title insurance attributable to an owner's standard ALTA coverage. Purchaser may, at Purchaser's sole option, require extended form title insurance and pay for the additional cost of such coverage beyond that of standard form coverage and for any required survey. Each party shall bear its own attorney's fees in connection with this transaction.


     ARTICLE XI
     ----------
     DELIVERIES ON CLOSING

     11.1 DELIVERIES BY SELLER. Seller shall make the following deliveries to Purchaser at the Closing:

            11.1.1 DEED. Seller shall execute, acknowledge and deliver to Purchaser a warranty deed sufficient to convey to Purchaser the fee simple title to the Land together with the Improvements thereon, subject to and in accordance with the provisions of this Agreement.

            11.1.2 BILL OF SALE AND REGISTRATIONS. Seller shall execute, acknowledge and deliver to Purchaser a bill of sale and title registration transfer documents (if any) sufficient to transfer clear title and interest in and to the Service Equipment, Consumables and Operating Equipment subject to and in accordance with the provisions of this Agreement and subject to Permitted Exceptions.

            11.1.3 ASSIGNMENTS OF SPACE AND EQUIPMENT LEASES. Seller shall execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all of Seller's right, title and interest as lessor under all Space Leases and as lessee and owner under the Equipment Leases. Seller shall also execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all security deposits then held by Seller pursuant to the terms of Space Leases. Purchaser will decide and notify Seller prior to the end of the Inspection Period whether the estoppel statements provided by tenants under Space Leases are adequate for Purchaser's purposes.

            11.1.4 ASSIGNMENT OF HOTEL CONTRACTS, TRANSFERABLE PERMITS, NAMES AND MISCELLANEOUS ASSETS. Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller's right, title and interest under the Hotel Contracts accepted by Purchaser, transferable

                     Permits, Names (to extent transferable) and the Miscellaneous Assets to be sold pursuant to this Agreement and shall deliver Seller's original counterparts of all documents which are in writing together with such correspondence and other records, if any, pertaining thereto which Seller has.

            11.1.5 DOCUMENTATION REGARDING NON-TRANSFERABLE PERMITS. As to any non-transferable Permits, Seller will, at Purchaser's cost and expense, execute and deliver to Purchaser any documents reasonably required to be signed by Seller to effect the issuance of the permit in the name of Purchaser.

            11.1.6 CONSENTS/ESTOPPEL CERTIFICATES. Seller shall, during the Inspection Period, obtain and deliver to Purchaser certificates from the lessees under the Space Leases and from parties to each of the material Hotel Contracts stating that said leases and/or contracts are in full force and effect in accordance with their terms, that to the best of their knowledge there are no defaults thereunder, and that, to the extent that the consent of such party is required for the assignment thereof, such consent has been given.

            11.1.7 SELLER'S RECORDS. Seller shall deliver to Purchaser all records pertaining to the then registration of guests, advance bookings of banquets and similar functions, advance room reservations, promotion records, due bills, records of the purchasing and engineering departments of the Hotel and all other records, instruments, documents and deposits for Hotel operation, except for such summaries or copies of such records as Seller chooses to retain at its off-site office.

            11.1.8 EMPLOYMENT AGREEMENTS AND CONTRACTS. Seller and Purchaser shall provide a written notice to all employees of the Hotel to terminate all employees of the Hotel as of the Cut-off Date. The notice shall be made in form reasonably acceptable to Purchaser.

            11.1.9 TITLE INSURANCE AND ADDITIONAL ITEMS. Seller shall deliver to Purchaser all other instruments and documents to which Purchaser may be entitled at the Closing under any of the other provisions of this Agreement, including the policy of Title Insurance.

     11.2 DELIVERIES BY PURCHASER. Purchaser shall make the following deliveries to Seller at the Closing.

            11.2.1 PURCHASE PRICE. Purchaser will execute and deliver such documents as are necessary to reflect that the Property is taken subject to the items described in
                     Article IV, and shall make any other payments required by it hereunder.

            11.2.2 ASSUMPTION OF SELLER'S OBLIGATIONS. Purchaser shall execute, acknowledge and return to Seller counterparts of the assignments delivered pursuant to Section 11.1 to evidence its agreement to assume and perform all of the Seller's obligations under the Space Leases, Hotel Contracts, and transferable Permits from and after the Closing Date and to indemnify Seller with regard thereto.

            11.2.3 ASSUMPTION OF BOOKINGS. Purchaser shall perform all booking arrangements at the Hotel from and after the Closing insofar as the same have been made by Seller pursuant to Section 7.5.

            11.2.5 ADDITIONAL ITEMS. Purchaser shall deliver to Seller all instruments and documents to which Seller may be entitled at the Closing under any of the other provisions of this Agreement.

     11.3   NOTICES

            11.3.1 TENANTS UNDER LEASES. Seller and Purchaser shall execute and deliver all notices to all Space Lessees advising them of the sale of the Property, the assignment to Purchaser of the Space Leases, and the assumption by Purchaser of the lessor's obligations under such Space Leases.

            11.3.2 OTHER NOTICES. Upon request of either party, Seller and Purchaser will execute and mail a notice addressed to the other party under any Equipment Lease, Hotel Contract, or to the governmental or other authority issuing any Permit assigned to Purchaser, notifying such person or authority of such assignment, and of the assumption of Purchaser of Seller's obligations thereunder.

     ARTICLE XII
     -----------
     CONDITIONS TO CLOSING OBLIGATIONS

     12.1 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions contemplated by this Agreement, including the sale of the Property, is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below in this Section 12.1; PROVIDED, HOWEVER, that Seller, at its election, may waive all or any of such conditions:

            12.1.1 PERFORMANCE OF AGREEMENTS. Purchaser shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X).

            12.1.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall, except as contemplated or permitted by this Agreement, be true (regardless of the knowledge, or lack thereof, of Purchaser) on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.1.3 TENDER. Purchaser shall have tendered to Seller the delivery of the items contemplated in Section 11.2.

     12.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of Purchaser to consummate the transactions contemplated by this Agreement, including the sale and purchase of the Property, is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below in this Section 12.2; PROVIDED, HOWEVER, that Purchaser, at its election evidenced by written notice delivered to Seller prior to or at the Closing, may waive any or all of such conditions:

            12.2.1 PERFORMANCE OF AGREEMENTS; ADVERSE CHANGES. Seller shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X), and there shall have been no material permanent adverse change in the total conditions (financial or otherwise), assets, liabilities, earnings, or business of Seller or the Hotel, as described in Section 5, taken as a whole, since the date of this Agreement. Purchaser will evaluate the impact of decreases in revenue and reservations due to termination of the prior Holiday Inn franchise as part of its due diligence, and will not consider that event as an adverse change under this section 12.2.1.

            12.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall, except as contemplated or permitted by this Agreement to be limited to the best of Seller's knowledge, or as required or consented to by Purchaser under Section 7.2, be true on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.2.3 LITIGATION. There shall be no pending or threatened litigation seeking to restrain, prevent, rescind, or change the terms of the sale and purchase of the Property from that which is set forth herein, or to obtain damages in connection with said sale and purchase which, in Purchaser's opinion, makes it inadvisable to proceed with said sale and purchase, or which, in Purchaser's opinion might materially and adversely affect the total condition (financial or otherwise), assets, liabilities, earnings or business of the Hotel.

            12.2.4 TENDER. Seller shall have tendered to Purchaser the delivery of the items contemplated in Section 11.1.


     ARTICLE XIII
     ------------
     GENERAL PROVISIONS

     13.1   FIRE OR OTHER CASUALTY OR CONDEMNATION.

            13.1.1 NOTICE TO PURCHASER. Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at or to the Property between the date of this Agreement and the Closing Date, or of any actual or threatened condemnation of all or any part of the Land of which Seller has knowledge.

            13.1.2 MAJOR CASUALTY OR TAKING. If, prior to the Closing, there shall occur (i) Damage to the Property caused by fire or other casualty which would cost Five Hundred Thousand Dollars ($500,000) or more to repair, or (ii) a taking by condemnation of any part of the Improvements or which materially interferes with the operation or use of the Hotel, then, and in either such event, Purchaser may terminate its obligations under this Agreement by written notice given to Seller within fifteen (15) days after Seller has given Purchaser the notice referred to in Section 13.1.1, or at the Closing, whichever is earlier, and receive the return of the Earnest Money. If Purchaser does not so elect to terminate its obligations under this Agreement, then the Closing shall take place as herein provided, and Seller shall assign to Purchaser at the Closing in written form accepted by the insurance carrier, all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not expended for or required to reimburse Seller for actual expenditures on account of restoration and Purchaser shall off-set against the Purchase Price at Closing the amount of any portion of the damage not covered by insurance or which is required to be paid by the insured.

            13.1.3 OTHER CASUALTY OR TAKING. If, prior to Closing, there shall occur (i) damage to the Hotel caused by fire or other casualty which would cost less than Five Hundred Thousand Dollars ($500,000) to repair, or, (ii) a taking by condemnation of any part of the Hotel which does not include a material part of the Improvements or does not materially interfere with the operation or use of the Hotel, then, and in any such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof and Seller shall assign to Purchaser at the Closing, by written instrument accepted by the insurance carrier, all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not previously expended for or required to reimburse Seller for actual expenditures on account of restoration, and Purchaser shall off-set against the Purchase Price at Closing the amount of any portion of the damage not covered by insurance or which is required to be paid by the insured.

            13.1.4   DEFINITION OF MATERIAL TAKING.  For purposes of this
                     Section 13.1, a taking of a material part of the improvements shall mean any taking which leaves remaining a balance of the Hotel which may not be economically operated for the purpose for which the Hotel was operated prior to such taking. Without limiting the generality of the foregoing, a taking of more than ten percent (10%) of the common areas of the Improvements (including, without limitation, the lobbies, ballrooms, bars, dining areas, corridors, cellars, storage, parking or service equipment areas) or more than ten percent (10%) of the guest areas of the Improvements (including, without limitation, all private rooms, bathrooms and the like) shall be deemed to be material and materially to interfere with the business and operation of the Hotel.

     13.2 TERMINATION

            13.2.1 BY SELLER. Seller may terminate this Agreement by providing 15 days notice and opportunity to cure to Purchaser at any time prior to the Closing Date if a material default under or a material breach of this Agreement or any representation or warranty set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall be made by Purchaser.

            13.2.2 BY PURCHASER Purchaser may terminate this Agreement by 15 days notice and opportunity to cure to Seller at any time prior to the Closing Date if:

                     (A) A condition to the performance of Purchaser
                         hereunder shall not be satisfied on or before the date specified for the satisfaction thereof; or

                     (B) A material default under or a material breach of
                         this Agreement or of any representation or warranty set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall be made by Seller.

            13.2.3 EFFECT OF TERMINATION. In the event of termination of this Agreement under this Section 13.2, then:

                     (A) The Earnest Money deposit of Purchaser shall be
                         returned unless Purchaser is the party in default;
                         and

                     (B) In the event the Agreement is terminated and the
                         Closing is not consummated by reason of default of a party hereunder, if Purchaser is the defaulting party, Seller shall retain the Earnest Money as its sole and exclusive remedy; and if Seller is the defaulting party, Purchaser may bring an action for specific performance, sue for damages, or pursue any other remedy it may have at law.

     13.3   ASSUMPTION OF LIABILITIES.

            13.3.1 LIMITATION ON ASSUMED LIABILITIES. Purchaser is not assuming any liabilities of Seller except liabilities that the terms of this Agreement expressly require Purchaser to assume.

            13.3.2 SPECIFIC EXCLUSION OF ASSUMED LIABILITIES. Without limiting the generality of Section 13.3.1, Purchaser is not assuming any liability of Seller in respect of the following:

                     (A) Any of Seller's trade payables applicable to the
                         period prior to Closing;

                     (B) Any contingent liability of Seller whether for
                         taxes or otherwise;

                     (C) Any liability on account of any employment
                         agreement, welfare or other employee or fringe benefit plan, or any other or similar plan or any retirement, bonus, severance pay, insurance, profit sharing or deferred compensation plan; or

                     (D) Any liability of Seller hereunder for fees,
                         expenses or taxes incurred in connection with the sale and transfer of the Property.

            13.3.3 EFFECTIVE DATE OF ASSUMPTION. Wherever it is provided in this Agreement that Purchaser shall assume all obligations of Seller, such assumption shall be effective only from and after the Closing Date and no such assumption shall require Purchaser to assume, nor shall it assume, any liabilities or obligations of Seller relating to or arising from Seller's performance of, or failure to perform, any of the terms of the assumed obligation prior to the Closing Date (except as otherwise expressly provided in this Agreement.)

     13.4 SURVIVAL OF REPRESENTATIONS, ETC. Subject to the time limitations described in section 5.2, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall survive Closing and the delivery of transfer documents.

     13.5   INDEMNIFICATION.

            13.5.1 AGREEMENT TO INDEMNIFY. Subject to the express provisions of this Agreement to the contrary, the Seller will indemnify Purchaser against any liability for claims arising out of events, acts, or omissions of Seller that occurred in connection with the operation of the Hotel up to the Closing Date, and Purchaser will indemnify the Seller against any liability for claims arising out of events, acts or omissions of Purchaser that occur in connection with the operation of the Hotel on or after the Closing Date.

            13.5.2 INDEMNIFICATION REGARDING ASSUMED OBLIGATIONS. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party from and after the Closing Date, the party so assuming such liability shall be deemed to have also agreed to indemnify and hold harmless the other party, its successors and assigns, from all claims, losses, liabilities and expenses (including reasonable attorneys' and accountants' fees) arising from any failure of the assuming party to perform the obligation so assumed from and after the Closing Date.

            13.5.3 NOTICE AND COOPERATION ON INDEMNIFICATION. Subject to the time limitations contained in section 5.2, whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which another party is or may be responsible under this Agreement, such party shall notify said other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have which may be used or useful in defense of such claims and shall afford said other party full opportunity to defend the same in the name of any party and shall generally cooperate with said other party in the defense of any such claim.

     13.6 ASSIGNMENTS. Without the prior written consent of the other party, neither party may assign its rights hereunder except that Purchaser may assign its rights hereunder to any entity of which Cavanaughs Hospitality Corporation is the parent, manager or general partner, so long as Cavanaughs Hospitality Corporation remains liable for and responsible for performance of all obligations hereunder and payment of the Purchase Price. Cavanaughs Hospitality Corporation shall be liable for all obligations of Purchaser under this Agreement.

     13.7 BROKERS. Seller shall pay all brokerage commissions or fees. Seller shall pay a commission at closing to G&B Real Estate Services (which is acting solely as Purchaser's Agent and assumes no responsibility to Seller except as specifically set forth in this Agreement) in the amount calculated by applying a
            0.10 % capitalization rate to the Property's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the trailing twelve months ending October 31, 1998 calculated based upon generally accepted accounting principles with a 3% management fee, 4% capital expenditure allowance and Holiday Inn franchise expenses deducted to reach the EBITDA line. Seller shall pay a commission to Craig Schafer, Colliers International, 601 Union Street, Suite 5300, Seattle, WA 98101 (which is acting solely as Seller's Agent and assumes no responsibility to Purchaser except as specifically set forth in this Agreement. The parties represent and warrant to one another that they have not dealt with any other brokers to whom they are obligated to pay a fee in connection with the sale of the Property.

     13.8 EXPENSES, FEES AND DISBURSEMENTS OF COUNSEL. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay their respective expenses, including without limitation the fees and disbursements of their own counsel, accountants and other advisors, in connection with the negotiation and preparation of this Agreement and the Closing.

     13.9 NOTICES. Except as otherwise provided in this Agreement, notices, demands, requests, consents, approvals or other communications (for the purpose of this Section 13.9 collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be considered given when sent by United States registered or certified mail, postage prepaid, (or by private overnight courier) addressed to Purchaser at 201 W. North River Drive Suite 100, Spokane, WA 99201 Attn. President and to Seller at Craig Schafer, Colliers International, 601 Union Street, Suite 5300, Seattle, WA 98101, or such other place as a party may from time to time designate by notice, or when personally delivered.

     13.10 COUNTERPARTS, FACSIMILES, CAPTIONS, ETC. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The facsimile transmittal of an executed document, to be followed as soon as practical by delivery of the original signed document, shall be considered delivery of an original when transmitted to Seller at 206 223 1427 or to Purchaser at 509-325-7324. The captions are for convenience of reference only, and shall not affect the meaning or construction to be given any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

     13.11 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Washington, except to the extent required to enforce specific performance under the laws of a state in which the Property is located. In addition to any other remedy, the substantially prevailing party in any dispute arising out of this Agreement shall be entitled to recover their reasonable attorney fees and costs of litigation.

     13.12 ENTIRE AGREEMENT; NO RECORDING. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged by its agent duly authorized in writing or as otherwise expressly permitted herein. Subject to Section

            13.6, this Agreement shall be binding upon and inure to the benefit of their successors and assigns. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The parties each agree that neither this Agreement nor any memorandum thereof shall be recorded.

     13.13 NO WAIVERS. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     13.14. CONFIDENTIALITY Neither party will make any disclosure of this Agreement or of the Due Diligence Materials except to the extent required to comply with the obligations of the parties under this Agreement or to comply with the obligations of that party under applicable laws and regulations. In the event Purchaser does not waive its contingencies to its obligations to purchase, Purchaser shall return to Seller all Due Diligence Materials which it obtains from Seller, and Seller may acquire from Purchaser any third party reports on the Property ordered by Purchaser during the Inspection Period by reimbursing Purchaser for the cost of such report.

     THE OFFER REPRESENTED BY THE FIRST PARTY EXECUTING AND DELIVERING THIS AGREEMENT IS WITHDRAWN UNLESS THE OTHER PARTY EXECUTES THIS AGREEMENT WITHOUT MODIFICATION AND DELIVERS IT TO THE ORIGINAL SIGNING PARTY ON OR BEFORE 5:00 P.M. OF THE THIRD BUSINESS DAY FOLLOWING THE DATE OF THE FIRST PARTY SIGNING.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by and through its managing partner and attested to by its officers thereunto duly authorized, all on the date first above written.

     SELLER:                            PURCHASER:
     OLYMPIC HOTEL L.L.C.               CAVANAUGHS HOSPITALITY LIMITED
                                          PARTNERSHIP

                                        By Cavanaughs Hospitality
                                          Corporation, Its General Partner

     By                                 By
        ------------------------------     -------------------------------
        Alan M. Battersby, Its Manager     Richard L. Barbieri, Its Senior
                                             Vice President

     STATE OF WASHINGTON
     ) SS.
     County of King

     I certify that I know or have satisfactory evidence Richard L Barbieri is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Senior Vice President of Cavanaughs Hospitality Corporation, the sole General Partner of Cavanaughs Hospitality Limited Partnership, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated:  ____________, 1998.

     __________________________________________
     Type/Print Name of Notary:
     _______________________________________
     Notary Public in and For the State of Washington,
     Residing at ______________________________.
     My appointment expires: __________________.


     STATE OF WASHINGTON
     ) SS.
     County of KING

     I certify that I know or have satisfactory evidence that Alan M. Battersby is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it to be the free and voluntary act of such party as the Manager of Olympic Hotel L.L.C., a Washington Limited Liability Company, for the uses and purposes mentioned in the instrument.

     Dated: September __, 1998.

     ___________________________________
     Type/Print Name of Notary:
     __________________________________________
     Notary Public In And For the State of Washington
     Residing at ______________________________.
     My appointment expires:___________________

     EXHIBIT A
     (Legal Description)

     PARCEL I:

     Lots 11 and 12 of the Plat of Evergreen Park as recorded in Volume 16 of Plats page 61. EXCEPTING THEREFROM that part lying Westerly of a line which begins at the Northeast corner of Parcel D of Short Subdivision No. SS-5185 and runs thence South 0 degrees 04' 09" West,
     136.50 feet and South 14 degrees 19' 09" West, 280 feet.

     PARCEL II:

     Lots 13 and 1 3A of Evergreen Park as recorded in Volume 16 of Plats, page 61.

     PARCEL III:

     Lot 14 of Evergreen Park as recorded in Volume 16 of Plats, page 61; EXCEPTING THEREFROM that part described as beginning at a point on the north line of said lot, 363.18 feet, S 89 degrees 55' 51" E, from the Northwest corner thereof; thence continuing along said north line S 89 degrees 55' 51" E, 206.13 feet to the Southeast comer of Lot 15 of said plat; thence S 35 degrees 55' 39" W, 53.75 feet: thence N 75 degrees 55' 51" W, 180 feet to the point of beginning.

     All situate in Thurston County, State of Washington.